Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 28, 2025, with respect to the consolidated financial statements of Zedge, Inc. as of July 31, 2025 and 2024, and for each of the fiscal years in the two-year period ended July 31, 2025, included in its Annual Report on Form 10-K for the year ended July 31, 2025.

/s/ UHY LLP
UHY LLP

New York, New York

March 30, 2026